Exhibit 99.1

Ultratech Announces Fourth Quarter and Year End 2008 Results

SAN JOSE, Calif.--(BUSINESS WIRE)--January 29, 2009--Ultratech, Inc. (Nasdaq: UTEK), today announced unaudited results for the three-month and one-year periods ended December 31, 2008.

For the fourth quarter of fiscal 2008, Ultratech reported net sales of $34.1 million, as compared to $29.7 million during the fourth quarter of fiscal 2007. Ultratech’s net income for the fourth quarter of 2008 was $3.9 million, or $0.17 per share (diluted), as compared to net income of $2.1 million, or $0.09 per share (diluted) for the same quarter last year. Ultratech’s net sales for the year ended December 31, 2008 were $131.7 million, as compared to $112.3 million for fiscal 2007. Ultratech posted a net income for the year ended December 31, 2008 of $11.8 million, or $0.50 per share (diluted), as compared to a net loss of $1.0 million, or $0.04 per share in fiscal 2007.

Arthur W. Zafiropoulo, Chairman and Chief Executive Officer, stated, “Ultratech’s performance in the fourth quarter was exemplary. During the quarter, the company focused on executing its fundamental business strategies and on continued cost discipline, while at the same time generating operating cash flow. The advanced packaging area supplied over one-half of the revenue for the quarter and, in the laser processing area, orders increased over the previous quarter as our customer base continued to expand.”

“In 2008, we met our aggressive goals that were set forth at the beginning of the year,” continued Zafiropoulo. “Due to focused operational management and financial discipline, Ultratech was able to achieve revenue growth year over year and generate cash flow at historic levels, as well as solidify its position as a market leader in all of its served markets. It was a great year for our company as we continued to provide our customers with state-of-the-art solutions that offer competitive advantages in both technology and cost-efficiency.”

“2009 marks the company’s 30 year anniversary in the semiconductor equipment industry. As we enter this historic year for the company, it is a most challenging time for our country, our company and our customers. Global economic uncertainty has caused many semiconductor manufacturers to aggressively search for ways to minimize costs and optimize processes. While we cannot predict the duration, our strategic focus remains intact to continue to be a market leader and increase market share in 2009 in both advanced packaging and laser processing. We believe this strategic focus and our strong balance sheet, along with cost control discipline, will enable us to extend our market leadership in our served markets and emerge even stronger when the economy recovers,” concluded Zafiropoulo.

At December 31, 2008, Ultratech had $158 million in cash, cash equivalents and short-term investments. Working capital was $184 million and stockholders’ equity was $8.23 per share based on 23,516,198 total shares outstanding on December 31, 2008.

Conference Call Information

The conference call will be broadcast live over the Internet beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on Thursday, January 29, 2009. To listen to the call over the Internet or to obtain telephone dial-in information for the call, please go to Ultratech’s web site at www.ultratech.com. If you are unable to attend the live conference call, a replay will be available on Ultratech’s web site. If you do not have Internet access, a replay of the call will be available three hours after the conclusion of the call and run until 9:00 p.m. Pacific Time, February 5, 2009. You may access the telephone replay by dialing 800-642-1687 for domestic callers, 706-645-9291 for international callers and entering access code: 80381206.

Profile

Ultratech, Inc. (NASDAQGM: UTEK) designs, manufactures and markets photolithography and laser processing equipment. The company’s market-leading advanced lithography products deliver superior throughput and higher production yields at a low, overall cost of ownership for bump packaging of integrated circuits and LEDs. Ultratech, a pioneer of laser processing, developed laser spike anneal technology, which increases device yield, improves transistor performance and enables the progression of Moore’s Law for 65-nm and below production of state-of-the-art consumer electronics. Founded in 1979, Ultratech celebrates 30 years headquartered in San Jose, Calif. Visit Ultratech online at: www.ultratech.com.

Certain of the statements contained herein, which are not historical facts and which can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions, are forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as risks related to timing, delays, deferrals and cancellations of orders by customers, including as a result of semiconductor manufacturing capacity as well as our customers’ financial condition and demand for semiconductors; customer concentration; our dependence on new product introductions and market acceptance of new products and enhanced versions of our existing products; lengthy sales cycles, including the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; integration, development and associated expenses of the laser processing operation; cyclicality in the semiconductor and nanotechnology industries; general economic and financial market conditions including impact on capital spending, as well as difficulty in predicting changes in such conditions; pricing pressures and product discounts; high degree of industry competition; intellectual property matters; changes in pricing by us, our competitors or suppliers; international sales; timing of new product announcements and releases by us or our competitors; ability to volume produce systems and meet customer requirements; sole or limited sources of supply; ability and resulting costs to attract or retain sufficient personnel to achieve our targets for a particular period; dilutive effect of employee stock option grants on net income per share, which is largely dependent upon us achieving and maintaining profitability and the market price of our stock; mix of products sold; rapid technological change and the importance of timely product introductions; outcome of litigation; manufacturing variances and production levels; timing and degree of success of technologies licensed to outside parties; product concentration and lack of product revenue diversification; inventory obsolescence; asset impairment; changes to financial accounting standards; effects of certain anti-takeover provisions; future acquisitions; volatility of stock price; foreign government regulations and restrictions; business interruptions due to natural disasters or utility failures; environmental regulations; and any adverse effects of terrorist attacks in the United States or elsewhere, or government responses thereto, or military actions in Iraq, Afghanistan and elsewhere, on the economy, in general, or on our business in particular. Such risks and uncertainties are described in Ultratech’s SEC reports including its Annual Report on Form 10-K filed for the year ended December 31, 2007 and Quarterly Report on Form 10Q for the quarter ended September 27, 2008. Due to these and additional factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. These forward-looking statements are based on management’s current beliefs and expectations, some or all of which may prove to be inaccurate, and which may change. We undertake no obligation to revise or update any forward-looking statements to affect any event or circumstance that may arise after the date of this release.

– Tables to Follow -

ULTRATECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec 31,	Dec 31,
(In thousands)	2008	2007*
ASSETS	(Unaudited)

Current assets:
Cash, cash equivalents, and
short-term investments	$158,498	$131,998
Accounts receivable	18,318	30,562
Inventories	31,618	29,128
Prepaid expenses and other
current assets	4,836	3,874
Total current assets	213,270	195,562

Equipment and leasehold
improvements, net	12,788	16,826

Demonstration inventories	82	3,652

Other assets	3,051	2,601

Total assets	$229,191	$218,641

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$6,000	$5,794
Accounts payable	8,830	8,200
Deferred product and service income	4,328	10,161
Other current liabilities	9,923	9,552
Total current liabilities	29,081	33,707

Other liabilities	6,687	7,534

Stockholders' equity	193,423	177,400

Total liabilities and stockholders' equity	$229,191	$218,641

* The balance sheet as of December 31, 2007 has been derived from the audited financial statements as of that date.

ULTRATECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(In thousands, except per share amounts)	2008	2007	2008	2007
Total net sales*	$34,113	$29,743	$131,747	$112,310
Cost of sales:
Cost of products sold	14,550	12,598	58,235	53,834
Cost of services	2,456	2,623	9,138	9,617
Total cost of sales	17,006	15,221	67,373	63,451
Gross profit	17,107	14,522	64,374	48,859
Operating expenses:
Research, development and engineering	5,757	5,654	23,351	23,435
Selling, general, and administrative	7,681	7,302	31,888	31,191
Operating income (loss)	3,669	1,566	9,135	(5,767)
Interest expense	(12)	(107)	(121)	(701)
Interest and other income, net	343	899	3,171	5,710

Income (loss) before income taxes	4,000	2,358	12,185	(758)
Provision for income taxes	61	293	408	286
Net income (loss)	$3,939	$2,065	$11,777	$(1,044)
Earnings per share - basic:
Net income (loss)	$0.17	$0.09	$0.50	$(0.04)
Number of shares used in per share calculations - basic	23,589	23,413	23,524	23,354

Earnings per share - diluted:
Net income (loss)	$0.17	$0.09	$0.50	$(0.04)
Number of shares used in per share calculations - diluted	23,732	23,514	23,665	23,354

* Systems sales	$27,654	$22,771	$102,707	$80,680
Parts sales	2,340	3,100	11,604	15,903
Service sales	4,119	3,872	17,036	15,627
License sales	-	-	400	100
Total sales	$34,113	$29,743	$131,747	$112,310

(UTEK-F)

CONTACT:
Ultratech
Bruce Wright, 408-321-8835
Sr. Vice President, Finance/CFO
or
Laura Rebouche’, 408-321-8835
Vice President of Investor Relations and
Corporate Communications